Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES JANUARY 2013 U.S.
TRADING VOLUMES

NEW YORK, February 8, 2013 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that January 2013 U.S. trading volume was 4.4 billion shares and average daily volume (ADV) was 210 million shares.  This compares to 3.6 billion shares and ADV of 182 million shares in December 2012 and 4.2 billion shares and ADV of 208 million shares in January 2012.  There were 21 trading days in January 2013 and 20 trading days in both December 2012 and January 2012.

ITG U.S. Trading Activity

January 2013

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

January 2013	21	4,410,533,143	210,025,388

Year-to-Date:	21	4,410,533,143	210,025,388

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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